Exhibit 99.3

PFSweb, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheets

as of June 30, 2015

(in thousands)

	Historical
	PFSweb, Inc	CrossView	Pro Forma Adjustments		Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,721	$7,247	$(2,339	)(a)	$20,629
Restricted cash	374	—	—		374
Accounts receivable, net of allowance for doubtful accounts	42,961	9,820	—		52,781
Inventories, net of reserves	10,333	—	—		10,333
Other receivables	4,565	—	—		4,565
Prepaid expenses and other current assets	4,551	227	—		4,778

Total current assets	78,505	17,294	(2,339)		93,460
PROPERTY AND EQUIPMENT, net	23,912	355	—		24,267
IDENTIFIABLE INTANGIBLES, net	1,813	—	11,850	(b)	13,663
GOODWILL	10,322	—	31,563	(b)	41,885
OTHER ASSETS	2,101	264	—		2,365

Total assets	$116,653	$17,913	$41,074		$175,640

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and capital lease obligations	$5,717	$—	$(2,467	)(c)	$3,250
Trade accounts payable	27,839	—	—		27,839
Deferred revenue	6,806	—	—		6,806
Accrued expenses	24,124	5,657	8,380	(d)	38,161

Total current liabilities	64,486	5,657	5,913		76,056
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, less current portion	3,739	—	38,115	(c)	41,854
DEFERRED REVENUE	4,481	—	—		4,481
DEFERRED RENT	4,561	—	—		4,561
OTHER LIABILITIES	368	—	4,712	(d)	5,080

Total liabilities	77,635	5,657	48,740		132,032

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock, $1.00 par value; 1,000,000 shares authorized; none issued or outstanding	—	—	—		—
Common stock, $0.001 par value; 35,000,000 shares authorized; 17,511,982 shares issued at June 30, 2015 and 17,478,515 outstanding at June 30, 2015	17	—	1	(e)	18
Additional paid-in capital	132,631	—	6,638	(e)	139,269
Retained earnings (Accumulated deficit)	(93,519)	12,256	(14,305	)(e)	(95,568)
Accumulated other comprehensive income	14	—	—		14
Treasury stock at cost, 33,467 shares	(125)	—	—		(125)

Total shareholders’ equity	39,018	12,256	(7,666)		43,608

Total liabilities and shareholders’ equity	116,653	$17,913	$41,074		$175,640

The accompanying notes are an integral part of these unaudited proforma financial statements

PFSweb, Inc.

Unaudited Pro Forma Condensed Combined Statements of Income

for the Six Months Ended June 30, 2015

(in thousands, except per share data)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	PFSweb, Inc	CrossView
REVENUES:
Product revenue, net	$30,312	—	—		$30,312
Service fee revenue	75,783	18,882	—		94,665
Pass-through revenue	20,927	—	—		20,927

Total revenues	127,022	18,882	—		145,904

COSTS OF REVENUES:
Cost of product revenue	28,619	—	—		28,619
Cost of service fee revenue	51,800	11,329	—		63,129
Cost of pass-through revenue	20,927	—	—		20,927

Total costs of revenues	101,346	11,329	—		112,675

Gross profit	25,676	7,553	—		33,229
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	28,290	6,872	1,981	(f)	37,143

Income (Loss) from operations	(2,614)	681	(1,981)		(3,914)
INTEREST EXPENSE (INCOME), net	541	(73)	136	(g)	604

Income (Loss) from operations before income taxes	(3,155)	754	(2,117)		(4,518)
INCOME TAX EXPENSE	438	—	—	(h)	438

NET INCOME (LOSS)	$(3,593)	$754	$(2,117)		$(4,956)

NET LOSS PER SHARE:
Basic	$(0.21)				$(0.28)

Diluted	$(0.21)				$(0.28)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	17,257		553	(e)	17,810

Diluted	17,257		553	(e)	17,810

COMPREHENSIVE INCOME (LOSS):
Net Income (loss)	$(3,593)	$754	$(2,117)		$(4,956)
Foreign currency translation adjustment	11	—	—		11

TOTAL COMPREHENSIVE INCOME (LOSS)	$(3,582)	$754	$(2,117)		$(4,945)

The accompanying notes are an integral part of these unaudited proforma financial statements

PFSweb, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended December 31, 2014

(in thousands, except per share data)

	Historical
	PFSweb, Inc.	CrossView	Pro Forma Adjustments		Pro Forma Combined
REVENUES:
Product revenue, net	$75,284	—	—		$75,284
Service fee revenue	134,385	35,084	—		169,469
Pass-through revenue	37,379	—	—		37,379

Total revenues	247,048	35,084	—		282,132

COSTS OF REVENUES:
Cost of product revenue	71,019	—	—		71,019
Cost of service fee revenue	94,858	25,011	—		119,869
Cost of pass-through revenue	37,379	—	—		37,379

Total costs of revenues	203,256	25,011	—		228,267

Gross profit	43,792	10,073	—		53,865
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	47,658	9,727	4,450	(f)	61,835

Income (Loss) from operations	(3,866)	346	(4,450)		(7,970)
INTEREST EXPENSE, net	813	(182)	305	(g)	936

Income (Loss) from operations before income taxes	(4,679)	528	(4,755)		(8,906)
INCOME TAX EXPENSE	(53)	—	—	(h)	(53)

NET INCOME (LOSS)	$(4,626)	$528	$(4,755)		$(8,853)

NET LOSS PER SHARE:
Basic	$(0.28)				$(0.51)

Diluted	$(0.28)				$(0.51)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	16,737		553	(e)	17,290

Diluted	16,737		553	(e)	17,290

COMPREHENSIVE INCOME (LOSS):
Net Income (loss)	$(4,626)	$528	$(4,755)		$(8,853)
Foreign currency translation adjustment	(1,129)	—	—		(1,129)

TOTAL COMPREHENSIVE INCOME (LOSS)	$(5,755)	$528	$(4,755)		$(9,982)

The accompanying notes are an integral part of these unaudited proforma financial statements

PFSWEB, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

(TABLES IN THOUSANDS, EXCEPT PER SHARE DATA)

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined balance sheet as of June 30, 2015 combines our historical condensed consolidated balance sheet with the historical condensed balance sheet of CrossView and has been prepared as if our acquisition of Crossview occurred on June 30, 2015. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2015 and the year ended December 31, 2014 combined our historical condensed consolidated statements of income with CrossView’s historical statements of operations and were prepared as if the acquisition occurred on January 1, 2014. The historical financial information is adjusted in the unaudited pro forma condensed combined financial information in accordance with Article 11 of Regulation S-X to give effect to pro forma events that are (1) directly attributable to the proposed acquisition, (2) factually supportable, and (3) with respect to the condensed combined statements of income, expected to have a continuing impact on the combined results.

We have accounted for the acquisition in this unaudited pro forma condensed combined financial information using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805 “Business Combinations” (“ASC 805”). In accordance with ASC 805, we use our best estimates and assumptions to assign fair value to the tangible and intangible assets acquired and liabilities assumed at the Acquisition Date. Goodwill as of the Acquisition Date is measured as the excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired.

The pro forma adjustments described below were developed based upon PFSweb Inc. management’s assumptions and estimates, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from CrossView based on preliminary estimates of fair value. The final purchase consideration and the allocation of the purchase consideration will differ from that reflected in the unaudited pro forma condensed combined financial information after final valuation procedures are performed and amounts are finalized.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the combined company would have been had the acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial information does not reflect any integration activities or cost savings from operating efficiencies, synergies, asset dispositions or other restructurings that could result from the acquisition.

The following reclassifications have been made to the presentation of CrossView’s historical financial statements to conform to PFSweb Inc.’s presentation:

•	CrossView’s prepaid expenses, unbilled receivables and other current assets were reclassified as prepaid expenses and other current assets;

•	CrossView’s deferred software license fees were reclassified as other assets; and

•	A portion of CrossView’s operating expenses were reclassified as cost of service fee revenue.

PFSWEB, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

(TABLES IN THOUSANDS, EXCEPT PER SHARE DATA)

2. PRELIMINARY PURCHASE CONSIDERATION AND RELATED ALLOCATION

Pursuant to the agreement, we paid consideration of an initial cash payment of $30.7 million and 553,223 unregistered shares of Company common stock (approximately $6.6 million in value as of the acquisition date). The Purchase Agreement also provides for (i) adjustment of the initial cash payment based upon a post-closing balance sheet reconciliation and (ii) future earn-out payments (“CrossView Earn-out Payments”) payable in 2016, 2017 and 2018 based on the achievement of certain 2015, 2016 and 2017 financial targets. The CrossView Earn-out Payments have no guaranteed minimum and an aggregate maximum of $18.0 million and are subject to possible offsets for indemnification and other claims arising under the Purchase Agreement. We will pay 20% of the 2015 earn-out and 15% of the 2016 earn-out and 2017 earn-out in restricted shares of Company common stock, based on the then current market value at the time of issuance.

The following table summarizes the preliminary unaudited, estimated fair value of the tangible and intangible assets acquired and liabilities assumed. This allocation requires the significant use of estimates and is based on the information available to management at the time these financial statements were prepared. Goodwill is expected to be deductible for tax purposes and will be amortized over 15 years. The detail of finite identifiable intangibles is in the process of being identified and allocated to customer relationships, trademarks, non-compete agreements and technology development. We are in the process of finalizing the purchase price allocation and, accordingly, the following preliminary allocation of the purchase price is subject to adjustment.

Accounts receivable	$9,820
Property and equipment	355
Other assets	491
Identifiable intangibles	11,850

Total assets acquired	22,516
Total liabilities assumed	3,407

Net assets acquired	19,109
Goodwill and intangible assets	31,563

Total purchase price	$50,672

Number of shares of common stock issued	553,223
Multiplied by PFSweb Inc.‘s stock price	$12.00

Share consideration	$6,639
Aggregate cash payments	30,740
Performance-based contingent payments (based on estimated fair value at acquisition date)	13,293

Total purchase price	$50,672

PFSWEB, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

(TABLES IN THOUSANDS, EXCEPT PER SHARE DATA)

3. PRO FORMA ADJUSTMENTS

The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

(a)	To record cash consideration paid for the acquisition, financing of new debt and eliminate cash not acquired:

Cash and cash equivalents
Cash payment for acquisition	$(30,740)
Eliminate cash not acquired	(7,247)
Acquisition of new debt, net of debt issuance fees	39,519
Retirement of former debt	(3,871)

$(2,339)

(b)	To record value of goodwill and identifiable intangible assets acquired in connection with the acquisition.

(c)	To record the acquisition of new debt to finance the CrossView acquisition and the retirement of former debt:

Acquisition of new debt	$40,000
Retirement of former debt	(3,871)
Debt issuance costs	(481)

Change in total debt	$35,648
Change in current portion of long-term debt	(2,467)

Change in long-term debt, less current portion	$38,115

(d)

To record the performance-based contingent payments based on the estimated fair value at acquisition date, eliminate liabilities not assumed and to record the additional acquisition costs expected to be incurred:

	Short-term	Long-term
Performance-based contingent payment based on estimated 2015 activity	$7,822	$—
Performance-based contingent payment based on estimated 2016 activity	—	2,672
Performance-based contingent payment based on estimated 2017 activity	—	2,040
Working capital payout related to acquisition	759	—

Total performance-based contingent estimated payments	8,581	4,712
Eliminate liabilities not assumed	(2,250)	—
Acquisition costs expected to be incurred	2,049	—

Total change in accrued expenses	$8,380	$4,712

PFSWEB, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

(TABLES IN THOUSANDS, EXCEPT PER SHARE DATA)

(e)

To record the adjustments to additional paid-in capital and retained earnings to reflect the combined equity structure, to record the additional $553 of common stock (553,225 shares issued at $0.001 par value), to eliminate cash not acquired and liabilities not assumed and to record the additional acquisition costs expected to be incurred:

	Additional Paid-In Capital	Retained Earnings
Historical balance as reported
PFSweb, Inc.	$132,631	$(93,519)
CrossView Inc.	—	12,256

Combined historical balances	132,631	(81,263)

Eliminate net assets acquired	—	(7,259)
Eliminate cash not acquired	—	(7,247)
Eliminate liabilities not assumed	—	2,250
Share consideration for acquisition	6,639	—
Goodwill related to CrossView acquisition	31,563	—
Identifiable intangibles related to CrossView acquisition	11,850	—
Elimination of equity related to acquisition	(43,413)	—
Accrue additional acquisition costs expected to be incurred	—	(2,049)

Total adjustments	$6,639	$(14,305)

(f)

To record preliminary fair values of the identifiable intangible assets acquired in connection with the CrossView acquisition and associated amortization expenses and the elimination of non-recurring transaction costs of approximately $244,000 incurred during the six-month period ended June 30, 2015 that are directly related to the acquisition (in thousands, except for estimated useful life).

	Preliminary		Preliminary Amortization
	Fair Value at Acquisition	Estimated Useful Lives	Six Months June 30, 2015	Annual December 31, 2014
Identifiable intangibles	$11,850	2-8 years	$2,225	$4,450

(g)	To adjust interest expense based on the new debt agreement and former debt agreements.

	Six Months Ended June 30, 2015	Year Ended December 31, 2014
Interest related to retirement of old debt	$(148)	$(272)
Interest related to acquisition of new debt	284	577

Total change in interest expense, net	$136	$305

PFSWEB, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

(TABLES IN THOUSANDS, EXCEPT PER SHARE DATA)

(h)

CrossView was previously taxed as an S corporation. Following the acquisition, CrossView’s operating results will be included in a consolidated federal tax return with our federal operations. The Company has tax net operating loss carryforwards that would offset any CrossView taxable income for the periods presented. The Company has also recorded a valuation allowance against its deferred tax assets, including the tax net operating losses, and as such, the resulting tax effect of the pro forma adjustments is insignificant.